Exhibit 10.25

Mauser Group B.V.

and

Mr H.P. Schäfer

MANAGEMENT SERVICES

AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made on              2016

THE UNDERSIGNED:

(1)	MAUSER GROUP B.V., a private company incorporated under the laws of the Netherlands and having its registered office in Amsterdam, the Netherlands at Souvereinstraat 1, 4900 AE Oosterhout, Netherlands (“Mauser”); and

(2)	Mr. Hans-Peter Schäfer, domiciled in Osprey (Florida, USA), 498 E. McEwen Drive, FL 34229 (hereinafter referred to as: the “Executive”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

(i)	The Executive is employed by Mauser Corporate GmbH, a group undertaking of Mauser, on the basis of a service contract governed by German law (the “German Service Agreement”) as well as by National Container Group, LLC, which is also a group undertaking of Mauser, on the basis of a service contract governed by the laws of the state of Illinois, United States of America (the “US Service Agreement”).

(ii)	Mauser is the direct and indirect holding company of the different entities that are active in the manufacturing, distribution, sale and maintenance of industrial packaging solutions.

(iii)	The Executive will have three agreements with the Mauser Group. This Agreement deals with certain Dutch law matters relating to the Executive’s statutory role as Managing Director (CEO) and member of the Board of Mauser. The existing German Service Agreement and the US Service Agreement will remain in effect. Whenever a provision in this Agreement is in conflict with the terms of the German Service Agreement and/or the US Service Agreement, the terms of the German Service Agreement and/or the US Service Agreement will take precedence, except where the laws of the Netherlands require differently.

(iv)	The Parties have expressed their wish to enter into this Management Service Agreement (overeenkomst van opdracht), in which the Parties wish to arrange and confirm the conditions agreed between them (in addition to the provisions of the German Service Agreement and the US Service Agreement) on which the Executive shall perform his duties. If this Agreement refers to provisions in the German Service Agreement and/or the US Service Agreement, then only these provisions as agreed in the German Service Agreement and/or the US Service Agreement are applicable. If the German Service Agreement and/or the US Service Agreement contain(s) (a) provision(s) regarding a matter that is not regulated in this Agreement, the provision(s) in the German Service Agreement and/or the US Service Agreement apply.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1. DEFINITIONS 1.1. In this Agreement:

(a)	“Mauser Group” refers to all group companies and direct and indirect subsidiaries of Mauser;

(b)	“Effective Date” means 1 May 2016;

(c)	“General Meeting of Shareholders” means the general meeting of shareholders of Mauser;

(d)	“German Service Agreement” has the meaning given to this term in Recital (i);

(e)	“US Service Agreement” has the meaning given to this term in Recital (i);

(f)	“Board” means the board (statutaire directie) of Mauser;

2.	DURATION AND TERMINATION OF THE AGREEMENT

2.1.	This Agreement shall be effective as from the Effective Date and shall run for an indefinite period.

2.2.	Both Parties may terminate this Agreement at any time and for any reason by giving notice in writing as per any day of a certain month, whilst observing a notice period of six months (for Mauser) or three months (for the Executive) to the end of a calendar quarter.

2.3.	During any notice period, Mauser shall at all times be entitled to put the Executive on (paid) gardening leave until the end date of this Agreement. During this gardening leave, the Executive will remain entitled to his Base Fee (as defined in Clause 4.1 of this Agreement). As an alternative to gardening leave during any such notice period, Mauser may at its discretion, instead of observing the applicable notice period, also decide to terminate this Agreement with immediate effect and to pay the Executive in lieu of any payments otherwise due during the notice period pursuant to the immediately preceding sentence, a gross lump sum amount equal to the net present value of such amounts.

2.4.	Each Party shall also be entitled to terminate this Agreement with immediate effect, without any notice period and without any further payment being due, whether under this Agreement or otherwise, based on acts or omissions of the other Party that constitute an urgent cause for termination, within the meaning of Article 7:677 of the Dutch Civil Code (applicable as if this Agreement were an employment agreement) (“Cause”).

3.	POSITION

3.1.	The Executive will have the position of Managing Director (CEO) and member of the Mauser Board (statutaire directie).

3.2.	From time to time, the Executive may also be required to perform work for other entities within the Mauser Group. The Executive is also a Board member of other companies within the Mauser Group.

3.3.	The Executive shall perform his tasks in accordance with all applicable laws, this Agreement, Mauser’s articles of association, Mauser’s core values and any management board rules as introduced or amended from time to time, as well as general instructions of the General Meeting of Shareholders.

(2)

3.4.	The Executive will undertake the duties under this Agreement and under the German Service Agreement and the US Service Agreement on a fulltime basis (including any overtime, for which the Executive shall not be compensated over and above the compensation provided for in this Agreement and the German Service Agreement and the US Service Agreement, as any such compensation shall be deemed to include compensation for overtime). The Executive will be fully committed to Mauser and the Mauser Group and will use his best capacities solely for the benefit of Mauser and the Mauser Group.

4.	REMUNERATION

4.1.	The Executive’s total fixed Fee for his services provided hereunder amounts to EUR 218,355 gross per annum, including any holiday allowance (to the extent applicable) (the “Base Fee”). The Base Fee will accrue from day to day and will be paid in twelve (12) equal monthly instalments in arrears. The Base Fee will be subject to the usual mandatory deductions (see Clause 6). The amount of the fixed annual salary is reviewed annually.

4.2.	All services of the Executive for Mauser, any over-time work on Saturdays, Sundays and holidays are compensated by the fixed salary pursuant to Clause 4.1.

4.3.	For the calendar year 2016, the Executive shall be entitled to a variable bonus subject to the terms of the Mauser Bonus Program 2016 attached hereto as Annex.

4.4.	For the calendar year 2017 as well as the subsequent calendar years, the Executive will also be entitled to a variable bonus, whereby the targets will be determined by Mauser in due time and may contain company targets, personal targets and/or any other targets as determined by Mauser in its sole discretion.

4.5.	The remuneration in this Section shall be reduced accordingly pro rata temporis if the service relationship does not exist for a full calendar year.

4.6.	The assignment and pledging of claims for remuneration is subject to the prior approval of the General Meeting of Shareholders.

5.	OTHER BENEFITS

Mauser will reimburse the Executive for extra costs of tax advice (in view of the fact that he will now receive payments in three countries) up to a total amount of the EUR-equivalent of USD 10,000 including VAT.

6.	TAXES AND SOCIAL SECURITY CONTRIBUTIONS

All payments made to the Executive pursuant to this Agreement shall be made after deduction of applicable withholdings required by Dutch law.

(3)

7.	HOLIDAYS

The Executive is entitled to paid holidays in accordance with the applicable provisions of the German Service Agreement and the US Service Agreement.

8.	INSURANCE

Mauser has taken out a Directors & Officers Liability Insurance providing customary insurance coverage for the Directors and Officers – including the Executive – of Mauser and the Mauser Group.

9.	ILLNESS AND DISABILITY

In the event of inability to perform duties under this agreement as the result of an uninterrupted illness or sickness of the Executive, the provisions of the German Service Agreement shall apply. For the avoidance of any doubt, the Executive shall not be entitled to any further compensation, over and above any entitlement the Executive has under the German Service Agreement and the US Service Agreement.

10.	ANCILLARY ACTIVITIES

During the term of this Agreement, the Executive shall not perform any other activities for third parties (paid or unpaid), except for the activities under the German Service Agreement and the US Service Agreement or to the extent that such activities have been approved in writing by the Board.

11.	CONFIDENTIALITY

11.1.	The Executive will, both before, during and after termination of this Agreement, observe secrecy regarding:

(i)	all documents, correspondence, notes, drawings, calculations, electronic files, software and other records that belong to Mauser or to the Mauser Group and whose confidential nature may be assumed;

(ii)	all knowledge of and information about clients, suppliers or any other relations of Mauser or to the Mauser Group;

(iii)	all knowledge of the working methods and knowhow of Mauser or to the Mauser Group;

(iv)	all other facts and information which the Executive has become aware of, in relation to his activities for Mauser or the Mauser Group and whose confidential nature can reasonably be assumed;

(hereinafter parts (i) - (iv) collectively to be referred to as the “Confidential Information”), and he will not use or disclose this Confidential Information for any other purpose than is necessary in connection with the fulfilment of his duties.

(4)

11.2.	Confidential Information that the Executive has at his disposal should, insofar as this is possible, be handed over to Mauser at first request, but in any case no later than on the final working day of the Executive.

12.	NON-COMPETE AND NON-SOLICITATION

The provisions regarding contractual prohibition of competition and restricted activities as agreed with the Executive in the German Service Agreement and the US Service Agreement shall apply to this Agreement in line with the laws of the Netherlands.

13.	INVENTIONS AND OTHER WORK RESULTS

13.1.	The Parties agree that, worldwide, all existing and future rights and intellectual property rights (including, but not limited to: patent rights, copyrights, neighbouring rights, database rights, design rights, trade mark rights, trade name rights and rights to know-how) in respect of all that is brought about in, or in relation to, the execution of this Agreement, regardless of whether such falls within the (assigned) duties of the Executive, are vested exclusively in Mauser. The aforementioned shall hereinafter be referred to as the “Result(s)”, the (intellectual property) rights in respect of the Result(s) as the “Intellectual Property Rights”.

13.2.	Insofar as the Intellectual Property Rights are, by operation of law or otherwise, vested in the Executive, the Executive hereby irrevocably, unconditionally and without limitation, assigns and transfers to Mauser all such (existing and future) Intellectual Property Rights, which assignment and transfer is hereby accepted (in advance) by Mauser.

13.3.	The Executive hereby irrevocably waives all (existing and future) moral rights as meant, inter alia, in Article 25 of the Dutch Copyright Act (Auteurswet) and Article 5 of the Neighbouring Rights Act 1993 (Wet op de naburige rechten), and all comparable provisions worldwide that rest upon, are incorporated in or arise from the Result(s), in as far as such acts provide for such possibility (“Moral Rights”).

13.4.	The Executive shall at Mauser’s request - both during the term of this Agreement and after its termination - perform all acts that Mauser deems necessary or desirable to perfect the assignment and transfer of the Intellectual Property Rights and/or waiver of Moral Rights, to establish and protect the Intellectual Property Rights and to enforce them in relation to third parties.

14.	DATA PROTECTION

The Executive approves of Mauser processing his personal data in connection with this Agreement. This processing may include the sharing of these data with members of the Mauser Group (in or outside the Netherlands).

15.	MISCELLANEOUS

15.1.	This Agreement constitutes an assignment agreement (overeenkomst van opdracht), as referred to in sections 7:400 et seq. Dutch Civil Code and does not constitute (and the Parties do not intend to conclude) an employment agreement (arbeidsovereenkomst).

(5)

15.2.	Amendments to this Agreement will only be valid if these amendments are agreed in writing.

15.3.	Mauser is entitled to unilaterally amend this Agreement, if Mauser has a substantial interest in such amendments that outweighs the interests of the Executive (which may be adversely affected by such amendments) in accordance with the standards of reasonableness and fairness.

15.4.	If one or more Clauses of this Agreement or parts thereof would be invalid or not binding, the other Clauses (or parts thereof) of this Agreement shall continue to be effective. If necessary, the Parties will amend this Agreement so that the invalid or void clauses will be replaced with valid clauses which are as similar as possible to the current Clauses. Such amended Clauses will differ from the original Clause to the least extent possible.

15.5.	This Agreement and the agreements and documents referred to in it constitute the entire agreement and supersede and replace all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) relating to its subject matter, all of which are hereby treated as terminated by mutual consent.

16.	APPLICABLE LAW AND DISPUTES

16.1.	This Agreement shall be governed by the laws of the Netherlands.

16.2.	Any dispute connected to or arising out of this Agreement, shall be settled exclusively by the competent court in the Netherlands.

THUS AGREED AND SIGNED IN DUPLICATE ON                     :

MAUSER GROUP B.V.	The Executive

/s/ Hans-Peter Schäfer SIGNATURE:	/s/ Hans-Peter Schäfer SIGNATURE:

Name: Hans-Peter Schäfer	Name: Hans-Peter Schäfer
Title: Executive Board Member

(6)

ANNEX

Mauser Bonus Program 2016

(7)